Exhibit 16.1

December 7, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Volato Group, Inc. (formerly known as “PROOF Acquisition Corp I”) under Item 4.01 of its Form 8-K dated December 7, 2023.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Proof Acquisition Corp I contained therein.

Very truly yours,

Marcum llp